EXHIBIT 99.1

Apogee Enterprises Appoints Two New Business Segment Presidents

MINNEAPOLIS--(BUSINESS WIRE) –August 7, 2025-- Apogee Enterprises, Inc. (Nasdaq: APOG), a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications, today announced the appointment of two new business segment presidents. The Company announced that effective August 7, 2025, Nick Longman will resign as President of the Architectural Metals Segment. Troy Johnson will take the role of President of the Architectural Metals Segment, replacing Mr. Longman, and Matt Christian will take the role of President of the Architectural Services Segment, succeeding Mr. Johnson.

“Troy and Matt are Apogee veterans and I am excited by the skills and experience they will bring to their new roles,” said Ty R. Silberhorn, Chief Executive Officer. “Troy is a proven leader with an impressive record of delivering results and creating value. Matt has deep business and industry knowledge, along with transformational leadership skills that will make him a valuable addition to our Services and Executive leadership teams. These appointments reflect our depth and breadth of leadership talent and our organizational development goals of providing growth opportunities and new challenges for our people.

Mr. Silberhorn continued, “On behalf of the leadership team, I want to thank Nick for his many contributions over the last four years and wish him the best in his future endeavors.”

Mr. Johnson joined Apogee in 2011 and has served as President of the Architectural Services Segment and as a member of the Executive Committee since 2020. He has more than 25 years of industry experience. Mr. Christian brings 23 years of Apogee experience to his new position, where he most recently served as the Vice President, Products in the Architectural Metals Segment. Prior to that, he spent more than 19 years in the Architectural Services Segment.

About Apogee Enterprises, Inc.
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, and high-performance coatings that provide protection, innovative design, and enhanced performance. For more information, visit www.apog.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements.” These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements are subject to significant risks that could cause actual results to differ materially from the expectations reflected in the forward-looking statements. More information concerning potential factors that could affect future financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2025, and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact

Nicholas Manganaro
Investor Relations
857.383.2411
apog@investorrelations.com